UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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SUN HYDRAULICS CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant

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SUN HYDRAULICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 31, 2018

Notice hereby is given that the Annual Meeting of Shareholders of Sun Hydraulics Corporation, a Florida corporation, will be held on Thursday, May 31, 2018, at 9:00 a.m., Central Daylight Time, at the River Spirit Casino Resort, 8330 Riverside Pkwy, Tulsa, OK 74137, for the following purposes:

1.	To elect two Directors to serve until the Annual Meeting in 2021, and until their successors are elected and qualified or until their earlier resignation, removal from office or death;
2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year 2018;
3.	To conduct an advisory vote on executive compensation;
4.	To transact such other business as properly may come before the Meeting or any adjournment thereof.

Shareholders of record at the close of business on March 23, 2018, are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

We sent a Notice of Internet Availability of Proxy Materials on or about April 18, 2018, and provided access to our proxy materials over the Internet, beginning April 18, 2018, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail.  Instead, the Notice of Internet Availability instructs you on how to access and review this proxy statement and our annual report and authorize a proxy online to vote your shares. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

All shareholders are cordially invited to attend the Meeting.  Whether or not you expect to attend, to assure the presence of a quorum at the Meeting, please authorize your proxy by Internet or, if you received a paper copy of the materials by mail, please mark, sign, date and return your proxy card, so that your shares will be represented at the Meeting.  You may revoke your Proxy and vote in person at the Meeting if you desire.

If your shares are held in street name by a brokerage, your broker will supply the Notice of Internet Availability instructions on how to access and review this proxy statement and our annual report and authorize a proxy online to vote your shares.  If you receive paper copies of the materials from your broker by mail, please mark, sign, date and return your proxy card to the brokerage.  It is important that you return your proxy to the brokerage as quickly as possible so that the brokerage may vote your shares.  You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

By Order of the Board of Directors,

GREGORY C. YADLEY
Secretary

Sarasota, Florida

April 18, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 31, 2018

This Proxy Statement and our 2017 Annual Report to Shareholders are available at:

https://materials.proxyvote.com/866942 and http://www.sunhydraulics.com/annualreport/

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SUN HYDRAULICS CORPORATION

1500 West University Parkway

Sarasota, Florida  34243

PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors of Sun Hydraulics Corporation (the “Company”) in connection with the solicitation of proxies to be voted at the Company’s 2018 Annual Meeting of Shareholders, which will be held on Thursday, May 31, 2018, at 9:00 a.m., Central Daylight Time, at the River Spirit Casino Resort, 8330 Riverside Pkwy, Tulsa, OK 74137 (the “Meeting”).

Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy, or by attending the Meeting in person and casting a ballot.  If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

The cost of soliciting proxies will be borne by the Company.  In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company.  The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending proxy materials to their principals and obtaining their proxies.  The approximate date on which this Proxy Statement and enclosed form of proxy first has been mailed or made available over the Internet to shareholders as of April 18, 2018.

The close of business on March 23, 2018, has been designated as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting.  As of March 23, 2018, 31,587,244 shares of the Company’s Common Stock, par value $.001 per share, were issued and outstanding.  Each shareholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company on the close of business on March 23, 2018, on all matters that come before the Meeting.  Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present.  Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”).  Abstentions and broker non-votes are not counted in determining whether a proposal has been approved.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of eight members.  The Board is divided into three classes of Directors serving staggered three-year terms.  Directors hold their positions until the annual meeting of shareholders in the year in which their terms expire, and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death.

The term of office of three of the Company’s current eight Directors, Allen J. Carlson, Wolfgang H. Dangel, and David W. Grzelak, will expire at the Meeting.  The Governance and Nominating Committee of the Board of Directors has selected Messrs. Dangel and Grzelak as nominees to stand for reelection to the Board at the Meeting, to serve until the Company’s annual meeting in 2021.  In making its nominations of Messrs. Dangel and Grzelak, the Governance and Nominating Committee reviewed the backgrounds of the two individuals and believes that each of them (as well as each other continuing Director whose term does not expire at the Meeting) has valuable individual skills and experiences that, taken together, provide the Company with the diversity and depth of knowledge, judgment and vision necessary to provide effective oversight.

Biographical information for each of the nominees is set forth below under “Directors and Executive Officers.”

Shareholders may vote for up to two nominees for the class of Directors who will serve until the Company’s annual meeting in 2021.  If a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast.  Shareholders may not vote cumulatively in the election of Directors.  In the event any of the nominees should be unable to serve, which is not anticipated, the proxy committee, which consists of Philippe Lemaitre and Christine L. Koski, will vote for such other person or persons for the office of Director as the Board of Directors may recommend.

The Board of Directors recommends that you vote “FOR” Messrs. Dangel and Grzelak to serve until the Company’s annual meeting in 2021, or until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death.  Executed proxies in the accompanying form will be voted at the Meeting in favor of the election as directors of the nominees named above, unless authority to do so is withheld.

GOVERNANCE OF THE COMPANY

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s Directors, nominees for Director, and executive officers and the positions they hold with the Company.  Executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position
Wolfgang H. Dangel	54	President, Chief Executive Officer and Director (term expiring in 2018), Nominee for Director (term expiring in 2021)
Tricia L. Fulton	51	Chief Financial Officer
Gary A. Gotting	55	Global Lead, CVT Product Development and Marketing
Kennon H. Guglielmo	51	Global Co-Lead, Electronic Controls
Jinger J. McPeak	42	Global Co-Lead, Electronic Controls
Craig Roser	60	Global Lead, CVT Sales and Business Development
Marc Bertoneche	71	Director (term expiring in 2019), and a member of the Audit and Compensation Committees
Douglas M. Britt	53	Director (term expiring in 2019) and a member of the Audit and Compensation Committees
Allen J. Carlson	67	Director (term expiring in 2018)
David W. Grzelak	68	Director (term expiring in 2018), Nominee for Director (term expiring in 2021) and a member of the Audit and Governance and Nominating Committees
Christine L. Koski	60	Director (term expiring in 2020). and a member of the Compensation and Governance and Nominating Committees
Philippe Lemaitre	68	Chairman of the Board, Director (term expiring in 2019)
Alexander Schuetz	51	Director (term expiring in 2020), and a member of the Audit and Governance and Nominating Committees

Wolfgang Dangel became President and Chief Executive Officer of the Company on April 1, 2016.  From January 2014 to March 2016, he was a consultant to the Schaeffler Holding Company.  From September 2011 to December 2013, he served as President of Schaeffler Automotive Global and a member of the Executive Board of the Schaeffler Group and, from January 2007 to September 2011, as President of Schaeffler Group Asia/Pacific and a member of the Extended Management Board of Schaeffler Group (Global).  Mr. Dangel previously served as President, CEO and CFO of Bosch Rexroth North America, from January 2001 to December 2006.  Prior to that, he was affiliated with other Mannesmann and Rexroth companies, including as Managing Director and Chairman of the Management Board of Mannesmann Rexroth (China) Ltd. from June 1996 to December 2000.  Mr. Dangel previously served as a member of the board of directors of the National Fluid Power Association.  He holds a Masters Degree in Economics from the University of Applied Sciences in Rosenheim, Germany.  Mr. Dangel has served as a Director of the Company since June 2009.  With more than a decade of direct experience working in the fluid power industry and extensive experience in Asia, Mr. Dangel brings a wealth of knowledge regarding the customers and markets in which the Company’s products are sold.

Tricia Fulton joined the Company in March 1997 and held positions of increasing responsibility, including Corporate Controller, prior to being named Chief Financial Officer on March 4, 2006.  From July 1995 to March 1997, Ms. Fulton served as the Director of Accounting for Plymouth Harbor.  From November 1991 to July 1995, she served in various financial capacities for Loral Data Systems.  From September 1989 to September 1991, Ms. Fulton was an auditor with Deloitte & Touche.  Ms. Fulton is a graduate of Hillsdale College and the General

Management Program at the Harvard Business School.  She serves as a member of the executive committee and board of directors of the National Fluid Power Association.

Gary Gotting joined the Company in November 2013 and prior to being named Global Lead, CVT Product Development and Marketing, he had regional leadership responsibilities in sales and marketing of cartridge valve technology (“CVT”) in the Americas.  From January 2008 to November 2013, he was VP of Sales and Marketing at High Country Tek, Inc., the Company’s first venture into electronics.  From 2007-2008, Mr. Gotting was senior product manager for the advanced technology and systems group of Eaton Corporation in Eden Prairie, MN.  He was affiliated with Denison Hydraulics from 1993-2007, first managing electronics and systems development for Denison Hydraulics International in England, and then relocating to the company’s U.S. corporate headquarters in Marysville Ohio, as global electronics and controls manager in 2000.  When Denison Hydraulics Inc. was purchased by Parker Hannifin Corporation in 2003, he moved to a role in Parker’s global mobile group, where he remained until 2007, when he joined Eaton.  Mr. Gotting is a graduate of Brighton College of Technology in England and holds higher education certificates in electronics and communications engineering.

Kennon Guglielmo serves as Co-General Manager of Enovation Controls, LLC (“Enovation”), which was acquired by the Company on December 5, 2016, and operates as a separate, standalone subsidiary.  He co-founded Enovation in September 2009, first serving as its Chief Technology Officer and subsequently as its Co‑Chief Executive Officer, along with co-founder Frank Murphy, III.  Dr. Guglielmo currently serves as CEO of Genisys Controls, LLC, a segment of Enovation that was carved out prior to Enovation’s acquisition by the Registrant. Dr. Guglielmo has been an independent director of Rush Enterprises, Inc. (NASDAQ:RUSHA) (NASDAQ:RUSHB) since January 2015.  He holds a B.S. in Mechanical Engineering from Texas A&M University and an M.S. and Ph.D. in Mechanical Engineering from The Georgia Institute of Technology.

Jinger McPeak serves as Co-General Manager of Enovation Controls, LLC, which was acquired by the Company on December 5, 2016, and operates as a separate, standalone subsidiary.  She joined the predecessor company to Enovation Controls in September 2004. In the 14 years with the company, Ms. McPeak has served in roles spanning from Market Management to Engineering, including leadership of the company-wide Display Solutions Team. Prior to the acquisition Ms. McPeak was the Vice President of Vehicle Technologies.  She has over 20 years’ experience and has been responsible for all aspects of managing the critical success factors of Enovation Controls’ display and controller technology serving the recreational, marine and off-highway segments. Prior to joining the company, Ms. McPeak was employed at Mercury Marine, a Brunswick division, from May 1997 to September 2004 where she held several leadership positions, including Quality Engineer, Sales Administration Manager, Lean Six Sigma Program Officer and National Sales Manager. Her background includes a strong focus on market development and product portfolio strategy, including product quality & performance, program planning, timing and management, executive communication of strategic direction and tactical planning at all corporate levels. Ms. McPeak completed her education in 2001 by adding an MBA from Oklahoma State University to her Bachelor of Arts degree in Statistics. She currently serves on the BoatPAC board of the National Marine Manufacturers Association.

Craig Roser joined the Company in 2009 and had regional leadership responsibilities in marketing, sales and business development in the Americas before becoming Global Lead, CVT Sales and Business Development Lead in August of 2016.  Mr. Roser graduated from the University of South Florida in 1979 with a mechanical engineering degree and worked in the textile and tire making industries until 1983, when he joined Gulf Controls Company LLC, a Sun Hydraulics Distributor.  Mr. Roser last served as Vice President Engineering of Gulf Controls before being selected in 2001 as President of Hydro Air LLC, another fluid power component and systems distributor who then had the same owner as Gulf Controls.  He is a licensed professional engineer and participates in committee activities of the National Fluid Power Association and the American Society of Mechanical Engineers.  Mr. Roser also earned a law degree from The Florida State College of Law and is a member of The Florida Bar.

Marc Bertoneche is an Emeritus Professor in Business Administration at the University of Bordeaux in France, and was on the Faculty of INSEAD, the European Institute of Business Administration in Fontainebleau, France, for more than 20 years.  He was a Visiting Professor of Finance at the Harvard Business School.  He is an Associate Fellow at the University of Oxford and a Distinguished Visiting Professor at HEC Paris.  He is a graduate of University of Paris and earned his MBA and PhD from Northwestern University.  He has served as a Director of the Company since August 2001.  As an academic and a consultant to universities and businesses throughout the world, Dr. Bertoneche is exposed to diverse business leaders and brings a global perspective and depth of experience in the finance area.

Doug Britt has been a Director of the Company since December 2016. Mr. Britt is President of Flex Ltd. (NASDAQ: FLEX), a leading sketch-to-scale™ solutions company that provides innovative design, engineering, manufacturing, real-time supply chain insight, and logistics services to companies of all sizes in various industries and end-markets. From May 2009 to November 2012, Mr. Britt served as Corporate Vice President and Managing Director of Americas for Future Electronics, and from November 2007 to May 2009, he was Senior Vice President of Worldwide Sales, Marketing, and Operations for Silicon Graphics. From January 2000 to October 2007, Mr. Britt held positions of increasing responsibility at Solectron Corporation, culminating his career there as Executive Vice President, and was responsible for Solectron's customer business segments including sales, marketing and account and program management functions. Mr. Britt earned a bachelor’s degree in business administration from California State University, Chico, and attended executive education programs throughout Europe, including at the University of London. As an executive at multi-national companies, Mr. Britt has extensive global M&A experience and a deep understanding of customer relationships and leading a global business.

Allen Carlson joined the Company in March 1996 and served as Vice President from January 2000 until May 2000, when he was named President and Chief Executive Officer, serving in those roles until his retirement on March 31, 2016.  He currently serves as director of the University of Florida’s Sarasota Innovation Station.  From October 1977 to March 1996, Mr. Carlson held various engineering, marketing and management positions for Vickers Incorporated, a wholly-owned subsidiary of Trinova Corporation.  He is a graduate of the Milwaukee School of Engineering and the Advanced Management Program at the Harvard Business School.  Mr. Carlson is past chair and a member of the executive committee of the board of directors of the National Fluid Power Association, and he serves on the board of regents of the Milwaukee School of Engineering.  He also is a director of Mayville Engineering Company, Inc. and KMCO, Inc.  With over 40 years’ experience in the fluid power industry and 20 years with the Company, nearly 16 as President and Chief Executive Officer, Mr. Carlson has deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities.

Dave Grzelak has been a director of the Company since June 2015.  He served as Chairman and Chief Executive Officer of Komatsu America Corporation from April 2002 until his retirement as Chief Executive Officer in April 2012 and as Chairman in July 2013.  He then served as a consultant to Komatsu Ltd., Tokyo, Japan, until August 2015.  With more than four decades of experience working in the industrial manufacturing sector and extensive experience in Asia, Mr. Grzelak brings a wealth of knowledge regarding the customers and markets in which the Company’s products are sold.  Mr. Grzelak brings to the Board valuable insights on distribution, marketing and sales of the Company’s products as well as operational and financial expertise.  Mr. Grzelak also serves as a director of Alamo Group Inc. (NYSE: ALG).

Chris Koski joined the executive team of nMetric, LLC as head of marketing in July 2006 and has served as its President and Chief Executive Officer since January 2011.  Prior to joining nMetric, Ms. Koski founded Koski Consulting Group, Inc. in June 2001 to work with start-up companies in the area of business strategy and marketing.  From 1980 through 2000, Ms. Koski held various positions in sales, product management, purchasing, sales management, and international marketing management with Celanese A.G. or its former affiliates, including Celanese Ltd., Hoechst AG and Hoechst Celanese Chemical Group Ltd.  In June 2016 Ms. Koski purchased the probiotic business unit from Oragenics and is now the CEO of ProBiora Health LLC.  Simultaneous to the acquisition, Ms. Koski resigned from the board of directors of Oragenics, Inc. (OGEN).  Ms. Koski is also a member of the National Association of Corporate Directors, Dallas Chapter, and is an alumnus of Harvard’s Corporate Board Effectiveness Program led by Professor Jay Lorsch.  Ms. Koski has served as a Director of the Company since May 2000.  As the daughter of the Company’s founder, Ms. Koski has a unique understanding of the Company’s culture.  Her international sales and marketing background contribute to the Board’s overall level of experience in these areas.  Ms. Koski graduated from St. Lawrence University with a BS degree in chemistry and received an Executive MBA degree from Southern Methodist University.

Philippe Lemaitre retired in November 2006 as Chairman, President and Chief Executive Officer of Woodhead Industries, Inc., a publicly-held automation and electrical products manufacturer, upon its sale to Molex.  Before joining Woodhead in 1999, Mr. Lemaitre was Corporate Vice President and Chief Technology Officer of AMP, Inc. and was also in charge of AMP Computer and Telecom Business Group Worldwide.  Prior to joining AMP, Mr. Lemaitre was an Executive Vice President of TRW, Inc. and also General Manager of TRW Automotive Electronics Group Worldwide.  He previously held various management and research engineering positions with TRW, Inc., International Technegroup, Inc., General Electric Company and Engineering Systems International.  Mr. Lemaitre also served as Chairman of the Board of Directors of Multi-Fineline Electronix, Inc. from March 2011 until the sale of the company in July 2016.  He holds a Master of Civil Engineering degree from Ecole Spéciale des Travaux Publics, Paris, France, and a Master of Science degree from the University of California at Berkeley, California.  Mr. Lemaitre has served as a Director of the Company since June 2007, and as Chairman of the Board since June 2013.  Mr. Lemaitre’s more than 32 years’ experience in the development of technology and technology-driven businesses, his track record of successfully managing global business functions including sales, engineering, research and manufacturing operations, and his role as Chairman of another public company provide a wealth of experience in key areas of the Company’s business and governance.

Alexander Schuetz serves as CEO of Knauf Engineering GmbH, an engineering company in the gypsum based construction materials industry.  Prior to joining Knauf in February 2009, Dr. Schuetz held various management positions for more than 10 years in

Finance, Business Development, Mergers & Acquisitions, Project Management and General Management in the fluid power industry at Mannesmann and Bosch Rexroth, including as CEO of Rexroth Mexico and Central America from August 2000 to August 2007. From 1998 to 2000, he was based in Beijing, China and was responsible for the Finance, Tax and Legal division at Mannesmann (China) Ltd., the holding company for a number of affiliated companies of the Mannesmann Group, including Rexroth, Demag, Sachs and VDO.  Dr. Schuetz holds a Ph.D. in international commercial law from the University of Muenster, Germany.  In 2003, Dr. Schuetz completed the Robert Bosch North America International General Management Program at Carnegie Mellon University.  Dr. Schuetz has served as a Director of the Company since June 2014.  With more than 10 years working in the fluid power industry and extensive experience in major growth regions of the world, including Asia and Latin America, Dr. Schuetz brings global insights into markets and customers to Sun.

Board Leadership Structure and the Board’s Role in Risk Oversight

The Board of Directors acts as a collaborative body that encourages broad participation of each of the Directors at Board meetings and in the committees, described below, on which they serve.  The Board believes that a majority of Directors should be independent.  Prior to each Board meeting the independent directors meet informally, and they also meet in regular executive sessions of the Board of Directors.  The Company currently separates the functions of Chairman of the Board and Chief Executive Officer.  The Chairman of the Board, who is a non-management, independent Director chairs the meetings of the Board and also serves as a nonvoting ex officio member of each of the Board committees.  He sets the agenda for each meeting, after soliciting suggestions from management and the other Directors.  Given the size of the Company, its international operations and its culture of individual initiative and responsibility, the Board believes that its leadership structure is appropriate.  The Board believes that a governing body comprised of a relatively small number of individuals with diverse backgrounds in terms of geographic, cultural and subject matter experience, strong leadership and collaborative skills, is best equipped to oversee the Company and its management.

The Company’s culture emphasizes individual integrity, initiative and responsibility, and employs a horizontal leadership structure in which there are not rigid reporting requirements.  Compensation is not based on financial or productivity metrics or on other objective criteria that would encourage individuals undertaking undue risk for personal financial gain.  The Board has delegated to the Audit Committee the responsibility for financial risk and fraud oversight, to consider for approval all transactions involving conflicts of interest and to monitor compliance with the Company’s Code of Ethics.  The Board has determined that a separate risk oversight committee is not necessary to monitor other risks.  Instead, the Chief Executive Officer reports to the full Board, at least annually, regarding material risks facing the Company, risks it may face in the future, measures that management has employed to address those risks and other information regarding how risk analysis is incorporated into the Company’s corporate strategy and day-to-day business operations.  The Governance and Nominating Committee also addresses non-financial risks, including development and succession of leadership, and makes recommendations to the Board with respect to those and other risks facing the Company.

Independence and Committees of the Board of Directors

Independence of Directors.  At its meeting in March 2018, the Board undertook a review of Director independence.  It determined that there were no transactions or relationships between any of the Directors or any member of the Director’s immediate family and the Company and its subsidiaries and affiliates.  The purpose of this review was to determine the independence of each of the Directors under the rules of the Nasdaq Stock Market and, for audit committee members, also under the rules of the Securities and Exchange Commission.  The Board determined that, other than the current and the recently-retired CEO, all of the Company’s Directors: Messrs. Bertoneche, Britt, Grzelak, Lemaitre, Schuetz and Wormley, and Ms. Koski (except with respect to the audit committee) qualify as independent.

The Board of Directors has the three standing committees listed below.

Audit Committee.

The Audit Committee, comprised of Marc Bertoneche, Doug Britt, David W. Grzelak (Chair), and Alexander Schuetz, held 10 meetings in 2017.  The Board of Directors determined, under applicable SEC and NASDAQ rules, that all of the members of the Audit Committee are independent and that Dr. Bertoneche meets the qualifications as an Audit Committee Financial Expert, and he has been so designated.  The functions of the Audit Committee are to select the independent public accountants who will prepare and issue an audit report on the annual financial statements of the Company and a report on the Company’s internal controls over financial reporting, to establish the scope of and the fees for the prospective annual audit with the independent public accountants, to review the results thereof with the independent public accountants, to review and approve non-audit services of the independent public accountants, to review compliance with existing major accounting and financial policies of the Company, to review the adequacy of the financial organization of the Company, to review management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls, to review areas of financial risk and provide fraud oversight, to review compliance with federal and state laws relating to accounting practices and to review and approve transactions, if any, with affiliated parties.  It also invites and investigates reports regarding accounting, internal accounting controls or auditing irregularities or other matters.

The Audit Committee is responsible for review of management’s monitoring of the Company’s compliance with its Code of Ethics and the periodic review and update of the code.  No waivers of the Company’s Code of Ethics were requested or granted during the year ended December 31, 2017.  The Code of Ethics is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

The Audit Committee is governed by a written charter approved by the Board of Directors.  The charter is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

Compensation Committee.

The Compensation Committee, comprised of Marc Bertoneche, Douglas M. Britt (Chair), and Christine L. Koski, oversees the Company’s compensation program, including executive compensation and the review, approval and recommendation to the Board of Directors of the terms and conditions of all employee benefit plans or changes thereto.  The Committee administers the Company’s restricted stock and stock option plans and carries out the responsibilities required by the rules of the Securities and Exchange Commission.  The Committee met five times during 2017.

The Compensation Committee is governed by a written charter approved by the Board of Directors.  The charter is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

Governance and Nominating Committee.

The Governance and Nominating Committee, comprised of David W. Grzelak, Christine L. Koski, and Alexander Schuetz (Chair), held four meetings in 2017.  The primary purpose of the Committee is to identify and recommend to the Board individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board, develop and recommend to the Board corporate governance guidelines and policies for the Company, and monitor the Company’s compliance with good corporate governance standards.  The Committee also addresses non-financial risks, including development and succession of leadership, and makes recommendations to the Board with respect to those and other risks facing the Company.

The Governance and Nominating Committee is governed by a written charter approved by the Board of Directors.  The charter is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

The Board has adopted a Statement of Policy Regarding Director Nominations, setting forth qualifications of Directors, procedures for identification and evaluation of candidates for nomination, and procedures for recommendation of candidates by shareholders.  As set forth in the Statement of Policy, a candidate for Director should meet the following criteria:

•	must, above all, be of proven integrity with a record of substantial achievement;
•	must have demonstrated ability and sound judgment that usually will be based on broad experience;
•	must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings and the annual shareholders’ meeting;
•	must possess a judicious and somewhat critical temperament that will enable objective appraisal of management’s plans and programs; and
•	must be committed to building sound, long-term Company growth.

Other than the foregoing, the Board does not believe there is any single set of qualities or skills that an individual must possess to be an effective Director or that it is appropriate to establish any specific, minimum qualifications for a candidate for election as a Director.  Rather, the Committee will consider each candidate in light of the strengths of the other members of the Board of Directors and the needs of the Board and the Company at the time of the election.

The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Governance and Nominating Committee strives to nominate Directors with diverse backgrounds in terms of geographic, cultural and subject matter experience that are complementary to those of the other Directors so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business.

The Committee will take whatever actions it deems necessary under the circumstances to identify qualified candidates for nomination for election as a member of the Board of Directors, including the use of professional search firms, recommendations from Directors, members of senior management and security holders.  All such candidates for any particular seat on the Board shall be evaluated based upon the same criteria, including those set forth above and such other criteria as the Committee deems suitable under the circumstances existing at the time of the election.

Shareholder recommendations for Nomination as a Director.  In order for the Committee to consider a candidate recommended by a shareholder, the shareholder must provide to the Corporate Secretary, at least 120, but not more than 150, days prior to the date of the shareholders’ meeting at which the election of Directors is to occur, a written notice of such security holder’s desire that such person be nominated for election at the upcoming shareholders meeting; provided, however, that in the event that less than 120 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth business day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

A shareholder’s notice of recommendation must set forth:

(a)	as to each person whom the shareholder proposes be considered for nomination for election as a Director,
(i)	the name, age, business address and residence address,
(ii)	his or her principal occupation or employment during the past five years,
(iii)	the number of shares of Company common stock he or she beneficially owns,
(iv)

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and

(v)	the consent of the person to serve as a Director, if so elected; and

(b)as to the shareholder giving the notice

(i)	the name and record address of shareholder,
(ii)	the number of shares of Company common stock beneficially owned by the shareholder,
(iii)	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nominations are to be made, and
(iv)	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named.

Director Participation and Relationships

The Board of Directors held six meetings during 2017, with all of the Directors present at each meeting.  Each Director attended all of the meetings of each committee of which he or she was a member in 2017, except that two Directors missed one meeting each.

The Board of Directors has adopted a policy stating that it is in the best interests of the Company that all Directors and nominees for Director attend each annual meeting of the shareholders of the Company.  The policy provides that the Board, in selecting a date for the annual shareholders meeting, will use its best efforts to schedule the meeting at a time and place that will allow all Directors and nominees for election as Directors at such meeting to attend the meeting.  The policy further provides that an unexcused absence under the policy should be considered by the Governance and Nominating Committee in determining whether to nominate a Director for re-election at the end of his or her term of office.  All of the Directors attended last year’s annual meeting of shareholders.

No family relationships exist between any of the Company’s Directors and executive officers.  There are no arrangements or understandings between Directors and any other person concerning service as a Director.

Compensation Committee Interlocks and Insider Participation

None.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company.  To the Company’s knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all of them complied with the Section 16(a) filing requirements in 2017.

Communications with the Board of Directors

Shareholders and other parties interested in communicating with our Board of Directors may do so by writing to the Board of Directors, Sun Hydraulics Corporation, 1500 West University Parkway, Sarasota, Florida 34243.  Under the process for such communications established by the Board of Directors, the Chairman of the Board reviews all such correspondence and regularly forwards it, or a summary of the correspondence, to all of the other members of the Board.  Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or any member of the Board and request copies of any such correspondence.  Additionally, correspondence that, in the opinion of the Chairman, relates to concerns or complaints regarding accounting, internal accounting controls and auditing matters is forwarded to the Chair of the Audit Committee.

AUDIT COMMITTEE REPORT

The following report shall not be deemed to be incorporated by reference into any filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference, or to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Management is responsible for the Company’s internal controls, financial reporting process, compliance with laws and regulations and ethical business standards.  The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting based on criteria established in the 2013 Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The primary purpose of the Audit Committee is to oversee the Company’s financial reporting activities.  The Audit Committee selects the Company’s independent accountants and meets regularly with them to review and approve the scope of their audit, report, recommendations and fees.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 30, 2017, with the Company’s management and with Grant Thornton LLP (“Grant Thornton”).  Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.  The Audit Committee also reviewed and discussed with the Company’s management and Grant Thornton their respective reports on the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as of December 30, 2017.  The Audit Committee has discussed with Grant Thornton the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication With Audit Committees).

The Audit Committee has received from Grant Thornton written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Grant Thornton its independence.  The Audit Committee has considered the provision of all non-audit services by Grant Thornton and has determined that such services are compatible with the firm maintaining its independence from the Company.

Based on its review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE David W. Grzelak, Chair Marc Bertoneche Douglas M. Britt Alexander Schuetz

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2017, except as described below, the Company had no material relationships or transactions with any of the Directors or executive officers, or their affiliates.  Under the Company’s Code of Ethics, all employees, including the CEO, the CFO and persons performing the functions of a controller, are instructed to avoid any personal activity, investment or association which could appear to interfere with their good judgment concerning the Company’s best interests.  The Company’s policy is that if an employee or Director is related in any way to a vendor or customer, someone other than that employee or Director should be the one to decide whether the Company will do business with that person.  The Audit Committee must approve all transactions in which an officer or Director, or any member of such person’s family, may have a personal interest.

On December 5, 2016, the Company acquired Enovation Controls, LLC and its power controls and vehicle technologies businesses, which comprised two of its four lines of business prior to closing.  One of the two former owners of Enovation Controls, EControls Group, Inc. (“EControls”), is wholly owned by Kennon Guglielmo.  Mr. Guglielmo currently serves as the Company’s Global Co-Lead, Electronic Controls, and also as Co-General Manager of Enovation Controls. Prior to consummation of the Company’s acquisition of Enovation Controls, its natural gas production controls and engine controls and fuel systems business segments were spun off to Genisys Controls, LLC (“Genisys”), which is owned by Mr. Guglielmo and Frank Murphy, III.  At the same time, Enovation Controls and Genisys entered into an agreement whereby each company provided certain transition services to the other for a post-closing period of 180 days, which was subsequently extended to one year by mutual agreement.  In addition, in 2017 the Company sold $2.5 million of products to Genisys and purchased $11.1 million of products from Genisys.

EControls received approximately $70 million from the Company for its equity ownership of Enovation Controls at closing and may receive up to $17.5 million in earn-out payments over the 27 months period following the closing.  As a former shareholder of EControls and Murphy Group, Inc., the other owner of Enovation Controls prior to its acquisition by the Company, Jinger McPeak receives a portion of the earn-out payments from those companies.  In 2017, Ms. McPeak received $150,000 in earn-out payments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth information as of March 23, 2018, except as otherwise indicated, regarding the beneficial ownership of shares of our Company’s Common Stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;
•	each of our named executive officers;
•	each director; and
•	all executive officers and directors as a group.

Information in this table as to our directors, named executive officers and all directors and executive officers as a group is based upon information supplied by these individuals and Forms 3, 4, and 5 filed with the SEC. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
5% Beneficial Owner
Brown Capital Management, LLC and The Brown Capital Management Small Company Fund (3) 1201 N. Calvert Street Baltimore, MD 21202	3,977,568	12.6%
Thomas L. Koski (4)(5) 4995 Ashley Parkway Sarasota, FL 34241	2,541,212	8.0%
Beverly Koski (4) 700 John Ringling Boulevard Sarasota, FL 34236	2,429,604	7.7%
Royce & Associates, LP (6) 745 Fifth Avenue New York, NY 10151	2,141,848	6.8%
Robert C. Koski (4) 7362 Hawkins Road Sarasota, FL 34241	2,103,318	6.7%
Koski Family Limited Partnership 3525 Turtle Creek Boulevard #19B Dallas, TX 75219	2,093,493	6.6%
The Vanguard Group (7) 100 Vanguard Blvd. Malvern, PA 19355	2,009,540	6.4%
Directors and Officers
Christine L. Koski (4) 3525 Turtle Creek Boulevard #19B Dallas, TX 75219	2,201,575	7.0%
Tricia L. Fulton (8)	75,259	*
Wolfgang H. Dangel(9)	49,593	*
Allen J. Carlson	38,320	*
Philippe Lemaitre	36,613	*
Craig Roser (10)	19,799	*
Gary A. Gotting (11)	14,337	*
Marc Bertoneche	13,899	*
David W. Grzelak	9,000	*
Alexander Schuetz	8,240	*
Jinger McPeak (12)	4,621	*
Doug Britt	4,500	*
Kennon H. Guglielmo	0	*
All Directors and Executive Officers as a Group (13 persons)	2,475,756	7.8%

______________

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of the persons listed is 1500 West University Parkway, Sarasota, Florida 34243.
(2)

This column sets forth shares of the Company’s Common Stock which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the Securities and Exchange Commission.  Except as otherwise indicated, the persons listed have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.  A portion of the shares owned by certain executive officers and Directors is held in margin accounts at brokerage firms.  Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account.  As of the date of this proxy statement, none of the executive officers and Directors have any outstanding margin obligations under any such accounts.

(3)

According to Amendment No. 10 to Schedule 13G, filed February 14, 2018, by Brown Capital Management, LLC, Brown Capital Management, LLC beneficially owned 3,977,568 shares, which include 1,858,628 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC. Brown Capital Management, LLC has sole voting power with respect to 2,315,914 shares and sole dispositive power with respect to 3,977,568 shares. The Brown Capital Management Small Company Fund has sole voting power and sole dispositive power with respect to 1,858,628 shares.

(4)

Includes 2,093,493 shares owned by the Koski Family Limited Partnership, over which Christine L. Koski, Robert C. Koski, Thomas L. Koski, and Beverly Koski share voting and investment power as the general partners in the Partnership. Christine L. Koski, Robert C. Koski and Thomas L. Koski are the adult children of Beverly Koski.

(5)	Includes 160,000 shares owned by Mr. Koski’s spouse.
(6)	According to Amendment No. 20 to Schedule 13G, filed January 24, 2018, by Royce & Associates, LLC, Royce & Associates, LLC has sole voting and dispositive power with respect to 2,141,848 shares.
(7)

According to Amendment No. 3 to Schedule 13G, filed February 9, 2018, by The Vanguard Group, The Vanguard Group has sole voting power with respect to 47,202 shares, shared voting power with respect to 4,659 shares, sole dispositive power with respect to 1,959,729 shares, and shared dispositive power with respect to 49,811 shares.

(8)	Includes 24,867 shares of unvested restricted stock.
(9)	Includes 26,000 shares of unvested restricted stock.
(10)	Includes 8,300 shares of unvested restricted stock.
(11)	Includes 5,600 shares of unvested restricted stock.
(12)	Includes 4,000 shares of unvested restricted stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The goals of our compensation program are to attract and retain highly qualified leadership personnel, providing them attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Rather than basing compensation strictly on a series of specific financial metrics, we encourage initiative, teamwork and innovation, and each executive is enabled to use his or her abilities and particular area of responsibility to strengthen our overall performance. An individual executive’s leadership and contribution to the accomplishment of the Company’s strategic goals is part of his or her performance evaluation. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other manufacturing companies, particularly those of similar size and those in our geographic areas. Our compensation committee sets overall compensation at a level it believes to be fair, based upon an objective review as well as a subjective analysis of the individual executive’s experience and past and potential contributions to us.

The Compensation Process

Our compensation program is overseen by a compensation committee (the “Committee”) comprised of independent directors which operates pursuant to a charter that was approved by the Board of Directors on May 29, 2013.  Compensation of our executive officers on an individual basis is reviewed annually by the Committee. The Committee also makes equity awards under compensation plans approved by the Board of Directors and, where required, by the shareholders, to the chief executive officer and to other key management employees upon the recommendation of the chief executive officer. All changes in the compensation of the Company’s executive officers are required to be reported promptly to the full Board of Directors.

To assist in determining appropriate overall compensation, the Committee reviews from time to time information regarding revenues, income, and executive compensation for other public manufacturing companies and for other businesses operating in Florida and the southeast United States and selected businesses in the U.S. of similar size and scope. The Committee also considers selected information regarding compensation practices, including employee benefits, from manufacturing companies in other countries in which we operate in an effort to ensure that we maintain competitiveness locally in the markets in which our executive officers reside.

Components of Executive Compensation

Salary. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other manufacturing companies, particularly in our geographic areas. Bonuses are awarded for superior performance on an individual basis, and are being utilized more frequently than in the past. Cash compensation, primarily salary, along with various forms of equity compensation described below, is the primary component of executive compensation.  Our overall financial performance influences the general level of salary increases and there are no pre-arranged annual increases or established ranges for salary increases. The chief executive officer, after seeking input from other key managers and reviewing selected market data, recommends increases for the other executive officers based upon his analysis of the individual executive’s experience and past and potential contributions to the Company.

Equity Compensation. We utilize equity awards as long-term compensation incentives for executive officers and other key managers. The Committee determined that the long-term compensation program would be related to Company performance but that it would not move automatically in lock-step with such performance. The Committee has recognized that, at different periods in the economic cycle, long-term compensation might have greater or lesser importance in relationship to salary adjustments. Each year, the Committee establishes a pool of shares to be used for long-term compensation. The level of the pool varies with our performance, although the Committee believes that it is important to reward and incentivize employees even in difficult times. The chief executive officer recommends awards for executive officers and other key employees. The Committee reviews those recommendations, approves or revises them, and determines long-term compensation for the chief executive officer and the other executive officers.

The principal element of our long-term compensation program is the use of restricted shares of Company common stock, granted under a written plan approved by our shareholders. The Committee believes that this form of long-term compensation, tied to value creation for the Company, best aligns the interests of key employees with those of shareholders. The objectives of the program are to award the high achievers, to identify key employees within the Company (including those who demonstrate leadership) and, because it is long-term, to promote equity ownership in the Company. Criteria used by the Committee in these awards include individual responsibilities and performance results and the individual’s years of experience in the industry, with the emphasis on subjective measures such as sustained contributions to the Company, initiative, the effect of the individual on the attitudes and performance of others, and the amount of management required for the individual. Historically, no specific weight was given to any specific criterion although leadership and performance are of particular importance. Beginning in 2018, specific key performance indicators will be heavily relied upon in awarding restricted shares of Company stock.  Equity awards are “time based” so that, in order to earn the full award, an employee must remain in our employ for a specified period of time, typically one to three years. The Committee in the past has granted stock options, vesting over a specified period of time, but since 2005 no stock options have been awarded.

Equity awards are primarily made under the Company’s 2011 Equity Incentive Plan (the “2011 Equity Plan”), an omnibus plan designed to provide great flexibility in making a variety of equity or equity-based awards.  The 2011 Equity Plan was approved by the Company’s shareholders at the 2012 Annual Meeting.  The purpose of the 2011 Equity Plan is to attract and retain officers, employees and directors of outstanding competence and to provide additional incentives to achieve long-term corporate objectives by giving them direct or indirect equity interests in the Company.

Retirement Plan and ESOP. All of the U.S. employees, including executive officers, of Sun Hydraulics Corporation, are eligible to participate in the Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan (the “Plan”). Under the tax-qualified Plan, U.S. based employees are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the Plan on a before-tax basis. Based on years of service, we match 100% of up to the first 6% of pay that is contributed to the Plan. All employee contributions are fully vested upon contribution. Our matching contributions vest over a five year period – 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years. Each year, the Board of Directors determines, based on the Company’s performance and other factors it deems relevant, whether to make an additional contribution, and if so, in what amount. Since 2004, when an employee stock ownership plan (“ESOP”) was incorporated into the Plan, these additional contributions have been made in shares of Company common stock and all eligible employees, regardless of whether they make voluntary contributions to the Plan, participate pro rata, based upon their pay as a percentage of total pay for all U.S. employees.  Our executive officers who are employed by Enovation Controls participate in a separate 401(k) plan with generally similar provisions, except that Enovation Controls matches 100% of the first 2% contributed by the employee and 50% of the next 5%.  Employer matching contributions and any profit-sharing contributions by the employer, which are discretionary, vest over a three year period – 33% after one year, 67% after two years, and 100% after three years.

Special Shared Distribution.  As part of the Company’s culture and as a means of maintaining a highly productive workforce to sustain its growth and profitability, the Company believes it is important to share its success with both employees and shareholders.  In furtherance of this philosophy, in May 2008, the Company declared its first “shared distribution,” comprised of a special cash dividend to shareholders and concurrent contributions for employees equal to a percentage of their wages.  Similar special shared distribution dividends were paid in each subsequent year through 2017, based upon prior year financial results, except for 2010, because of the poor economy and its impact on the Company’s 2009 financial performance.  In March 2018, the Company’s Board of Directors determined not to declare a special cash dividend for 2017.  Among the factors considered by the Board in making its determination were the Company’s cash needs for growth over the coming year, the substantial increase in borrowings and level of debt incurred for acquisition, the increased interest payments on that debt, and the many business initiatives requiring capital investment, some of which would not generate returns immediately, as well as the increase in Sun’s stock price from the prior year.  In the fourth quarter of 2017 and in first quarter of 2018, across-the-board cash bonuses were paid to all hydraulics employees, including executive officers, in recognition of their efforts in achieving exceptionally strong financial performance in 2017.

Other Compensation.  We do not use other forms of compensation on a regular basis. Cash and equity bonuses have been used periodically to reward significant and unusual contributions. Because of the broad responsibilities given to employees and the encouragement of individual initiative, we have educational assistance policies for all employees, including executive officers. Educational assistance has been given to executive officers in the past for graduate study leading to masters and other degrees, and more specialized training, including management training at the Harvard Business School. Senior management participates in our benefit plans on the same terms as other employees. These plans include medical and dental insurance, group life insurance, and charitable gift matching. Under our employee stock purchase plan, approved by the shareholders in 2001, U.S. employees including executive officers may purchase shares of Company common stock at a discount of 15% from market price on the first or last day of the quarterly purchase period, whichever is lower, on a tax-favored basis under Section 423 of the Internal Revenue Code.

We provide only limited perquisites and other personal benefits.

Risks Arising from Compensation Policies and Practices. We do not frequently use cash bonuses or include short-term incentives in our compensation program. Therefore, the Board has determined that its compensation policy and practices do not motivate imprudent risk-taking or encourage Company leaders to make decisions that might be beneficial in the short term at the expense of creating long-term Company value. The Company’s long-term compensation program, as described above, relies on general criteria that are not primarily focused on the achievement of short-term objectives but, rather, what is in the long-term best interest of the Company. The equity awards granted under the program are generally determined towards the end of the year, although for 2017 they were granted at a special Compensation Committee meeting held for that purpose after the end of the fiscal year.  Most awards are “time based” so that, to earn the full award, an employee must remain in our employ for one or more years. The shared distribution dividend introduced in 2008 is entirely discretionary with the Board of Directors and, when declared, is by its nature long-term because it rewards most employees through a contribution into their retirement accounts rather than through cash bonuses.

We had a 77.59% favorable advisory vote on our executive compensation program at our 2017 Annual Meeting.  The Committee reviewed these results and intends to continue following the above principles and practices.

2017 Executive Compensation

At its September 2017 meeting, the Compensation Committee reviewed our compensation program and financial performance over the past several years with the chief executive officer.  For the key global leadership group, currently less than 15, restricted stock awards, as in the past, will continue to be the primary source of long-term compensation.  The Committee discussed on a preliminary basis with the chief executive officer the size of the long-term compensation pool. In December 2017, the Committee again met with the chief executive officer to review his recommendations for salary adjustments for the executive officers other than himself and special bonuses for a broader group of key leaders for their hard work, diligence and contributions to the acquisition of Enovation Controls and other strategic initiatives.  After discussion with the chief executive officer, the Committee approved the following salary increases for the executive officers:

	Salary Increase	Annual Salary
Wolfgang H. Dangel	$15,450	$530,450
Tricia L. Fulton	$63,000	$325,000
Gary A. Gotting	$ 5,000	$225,000
Kennon H. Guglielmo	—	$ 41,200
Craig Roser	$35,000	$240,000

At its December 2017 meeting, the Committee also continued its prior discussions regarding the benefits of using restricted stock as part of the incentive and long-term compensation (“LTC”) program.  While the benefits include quarterly dividends and long-term gain through share price appreciation, thereby aligning the interests of employees with the Company’s other stakeholders, the use of restricted shares has also presented challenges, including a lack of transparency, up-front tax payment and the inflexibility of a “one size fits all” approach.  The Committee discussed further with the chief executive officer his restructured approach for more effective use of equity awards to achieve the Company’s strategic objectives.  There was agreement that, as in the past, the key global leaders would be eligible to receive restricted stock grants (“RSGs”) that would be awarded to reflect achievements in meeting the Company’s financial goals and strategic objectives.  The chief executive officer emphasized the importance of transparency in the program, including who was eligible to receive RSGs and a process for notification of awards, including the recipients themselves, their supervisors and the entire organization.  Following the departure of the chief executive officer from the meeting, the Committee confirmed its thinking regarding the size of the long-term compensation pool previously discussed with the chief executive officer, and timing of awards, which would be deferred until early 2018.

At its meeting on March 3, 2018, the Committee further discussed and finalized its incentive and long-term compensation awards, including grants of restricted shares of Company stock to the current executive officers and those who served as executive officers in 2017, as follows:

	Number of Restricted Shares	Value of Restricted Shares
Wolfgang H. Dangel	18,000	$968,580
Tricia L. Fulton	13,200	$710,292
Gary A. Gotting	3,300	$177,573
Kennon H. Guglielmo	—	—
Craig Roser	5,000	$269,050

The value of the share awards represents the aggregate grant date fair market value of the restricted stock, based on the closing market price as of the date of grant.  The shares are subject to divestiture ratably over three years.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to a corporation’s key executive officers unless certain requirements are met, including that the compensation qualify as performance-based compensation. Base salary and awards of restricted stock units with only time-based vesting requirements, which may from time to time represent a portion of the equity awards granted to our executive officers, are not exempt from Section 162(m), and therefore will not be deductible to the extent the $1 million limit of Section 162(m) is exceeded. While the Compensation Committee may from time to time approve awards which would vest upon the passage of time or other compensation which would not result in qualification of those awards as performance-based compensation, it is not anticipated that compensation realized by any executive officer under any of our plans now in effect will result in a material loss of tax deductions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Douglas M. Britt, Chair
Marc Bertoneche
Christine L. Koski

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers serving as such for the fiscal years ended December 30, 2017, December 31, 2016, and January 2, 2016.  When setting total compensation for each of the named executive officers, the Compensation Committee reviews the executive’s current compensation, including equity and non-equity-based compensation, compensation history, performance and other information it deems relevant.

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Wolfgang H. Dangel President and Chief Executive Officer (4)	2017 2016 2015	515,000 386,250 —	826 — —	425,400 331,600 —	17,610 15,050 —	958,836 732,900 —
Tricia L. Fulton Chief Financial Officer	2017 2016 2015	262,000 250,923 247,692	30,826 — —	425,400 — 328,790	20,013 28,275 35,679	738,239 279,198 612,161
Gary A. Gotting Global Lead, CVT Product Development and Marketing	2017 2016 2015	200,000 180,800 178,231	6,826 — —	106,350 — 26,901	10,086 13,303 18,418	323,262 194,103 223,550
Kennon H. Guglielmo Global Co-Lead, Electronic Controls	2017 2016 2015	41,200 17,431 —	10,110 — —	— — —	79 — —	51,389 17,431 —
Craig Roser Global Lead, CVT Sales and Business Development	2017 2016 2015	205,000 155,985 149,962	30,826 — —	159,525 — 26,901	13,439 11,985 15,685	408,790 167,970 192,548

______________

(1)	Includes individual project-based bonuses, and company-wide bonuses of $826 each in 2017.
(2)	Amounts represent the aggregate grant date fair market value of restricted stock, based on the closing market price as of the date of grant.

(3)	All Other Compensation amounts for 2017 are as follows:
Name	Year	Perquisites and Other Personal Benefits (*) ($)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)
Wolfgang H. Dangel	2017	2,160	15,450	17,610
Tricia L. Fulton	2017	6,010	14,003	20,013
Gary A. Gotting	2017	855	9,231	10,086
Kennon H. Guglielmo	2017	—	79	79
Craig Roser	2017	1,139	12,300	13,439

______________

(*)	Amounts represent dividends received on unvested shares of restricted stock.
(4)

When the Company announced that Mr. Dangel would succeed Allen J. Carlson as President and CEO on September 15, 2015, the Board of Directors set Mr. Dangel’s annual salary, beginning on April 1, 2016, initially at $515,000, the same as his predecessor. Prior to his appointment as President and CEO, Mr. Dangel served as Vice Chairman of the Board.  He remains on the Board but after April 1, 2016, no longer earned board fees. In recognition of Mr. Dangel’s services to the Company from January 1, 2016, through the effective date of his appointment as President and Chief Executive Officer, the Board of Directors, granted to him on April 4, 2016, 10,000 restricted shares of Company common stock under the Equity Plan, with the restrictions to lapse on the business day following the date of effectiveness of the first general company-wide salary and wage increase announced subsequent to the date of grant. These restrictions on these shares lapsed in December 2016. The Company entered into an Executive Continuity Agreement with Mr. Dangel in April 2016. See “Potential Payments Upon Termination or Change of Control” below.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)
Wolfgang H. Dangel	March 3, 2017 March 6, 2018	12,000 18,000	425,400 968,580
Tricia L. Fulton	March 3, 2017 March 6, 2018	12,000 13,200	425,400 710,292
Gary A. Gotting	March 3, 2017 March 6, 2018	3,000 3,300	106,350 177,573
Kennon H. Guglielmo	March 3, 2017 March 6, 2018	— —	— —
Craig Roser	March 3, 2017 March 6, 2018	4,500 5,000	159,525 269,050

______________

(1)	Represent the number of restricted shares of stock granted under the 2011 Equity Incentive Plan. Dividends were paid on the shares of restricted stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Wolfgang H. Dangel	—	—	—	—	12,000	(1)	776,280
Tricia L. Fulton	—	—	—	—	15,667	(2)	1,013,498
Gary A. Gotting	—	—	—	—	3,300	(3)	213,477
Kennon H. Guglielmo	—	—	—	—	—		—
Craig Roser	—	—	—	—	4,800	(4)	310,512

______________

(1)	Awards represent restricted stock that will vest as follows: 4,000 on March 3, 2018, 4,000 on March 3, 2019, and 4,000 on March 3, 2020.
(2)	Awards represent restricted stock that will vest as follows: 4,000 on March 3, 2018, 3,667 on October 22, 2018, 4,000 on March 3, 2019 and 4,000 on March 3, 2020.
(3)	Awards represent restricted stock that will vest as follows: 1,000 on March 3, 2018, 300 on October 22, 2018, 1,000 on March 3, 2019 and 1,000 on March 3, 2020.
(4)	Awards represent restricted stock that will vest as follows: 1,500 on March 3, 2018, 300 on October 22, 2018, 1,500 on March 3, 2019 and 1,500 on March 3, 2020.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Wolfgang H. Dangel	—	—	—	—
Tricia L. Fulton	—	—	7,334	405,204
Gary A. Gotting	—	—	600	33,150
Kennon H. Guglielmo	—	—	—	—
Craig Roser	—	—	750	38,700

Pension Benefits

The Company does not maintain a pension plan for any of its U.S.-based executive officers, other than the Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation program.

Employment Agreements

In connection with its acquisition of Enovation Controls, the Company entered into employment agreements with Kennon Guglielmo and Jinger McPeak to serve as Co-General Managers of the acquired company.

Mr. Guglielmo’s employment agreement has a 28 month term requiring him to devote 20% of his total work time to his position with Enovation Controls and acknowledges that the remainder of his time will be devoted to Genisys. His employment agreement provides for an annual salary of $41,200 and additional aggregate bonus potential of 40% of his base salary. Mr. Guglielmo also is entitled to participate in benefit plans and programs made available to similarly situated employees generally. If his employment is terminated by Enovation Controls without cause or by him with good reason, Mr. Guglielmo is entitled to severance equal to six months of his base salary in effect on the date of termination.

Ms. McPeak’s employment agreement has a 36 month term requiring her to devote all necessary working time to Enovation Controls and prohibits her from being employed or rendering other services to any other person or entity without the prior written approval of Enovation Controls. Her employment agreement provides for an annual salary of $206,000 and additional aggregate bonus potential of 40% of her base salary. Ms. McPeak is also is entitled to participate in benefit plans and programs made available to similarly situated employees generally. If her employment is terminated by Enovation Controls without cause or by her with good reason, Ms. McPeak is entitled to severance equal to six months of her base salary in effect on the date of termination.

Potential Payments Upon Termination or Change of Control

The Board of Directors approved, and the Company entered into an Executive Continuity Agreement (the “Agreement”) with Tricia Fulton, CFO, in December 2009, and with Wolfgang Dangel, President and CEO, in April 2016.  The intent of the Agreement is to assure the Company and the executive of continuity of management in the event of any actual or threatened change in control of the Company, by providing for specific benefits to such executives in the event of the termination of their employment, reduction in compensation or other triggering event in connection with a change in control.

Upon termination of the executive’s employment or other triggering event in connection with a change in control, as defined in the Agreement, he or she is entitled to a lump sum payment equal to twice the amount of his or her annual salary at the time of termination, plus the cash value at the time of grant of the executive’s current year long-term compensation award; as well as continuing medical, dental, life, disability and hospitalization benefits, at Company expense, for the executive and his or her family as then in effect, for a period of 24 months. The executive also is entitled to immediate vesting of and an extended period of at least one year following termination in which to exercise all unvested and unexercised stock options and immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued shares of restricted Company stock.

The following table shows the potential payments upon termination following a change of control for Mr. Dangel and Ms. Fulton, as if termination had occurred on December 30, 2017:

	Wolfgang H. Dangel, President and CEO	Tricia L. Fulton, Chief Financial Officer
Severance Pay ($)	1,060,900	650,000
Acceleration of Restricted Stock Grants ($)	776,280	1,013,498
Accelerated Stock Option Vesting ($)	—	—
Welfare Benefits ($)	28,571	23,959
TOTAL	1,865,751	1,687,457

CEO to Median Employee Pay Ratio

As required by applicable SEC rules, we have determined a reasonable estimate of the ratio of the annual total compensation of Wolfgang H. Dangel, our President and Chief Executive Officer, to the median of the annual total compensation of all employees excluding Mr. Dangel for 2017 (“Median Employee”) was 18:1. This ratio was calculated as described below using the median of annual total compensation of all employees, other than Mr. Dangel, of $52,290, and the annual total compensation of Mr. Dangel as reported in our 2017 Summary Compensation table of $958,836 appearing on page 22.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

For purposes of this disclosure, the date used to identify the Median Employee was December 30, 2017 (the “Determination Date”).  On the Determination Date, the Company employed a total of 1,139 employees (including 942 employees based in the United States). The Company determined the Median Employee as of the Determination Date by identifying total compensation for the period beginning on January 1, 2017, and ending on December 30, 2017, for 1,118 employees who were employed by the Company on the Determination Date. This group of employees included all full-time and part-time employees, except Mr. Dangel and 20 non-U.S. employees, consisting of all of our employees in China (11), India (8), and Argentina (one). This group of employees does not include any independent contractors or “leased” workers and does not exclude any employees of businesses acquired by us or combined with us. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this CEO pay ratio disclosure. Total compensation included base wages, overtime, bonus payments, and the grant date fair value of restricted stock awards granted during the year. In determining the Median Employee, we annualized the total compensation for individuals whose employment began after January 1, 2017 (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates. Compensation paid in currencies other than U.S. dollars were converted to U.S. dollars based on average exchange rates for the 12-month period ending December 30, 2017.  After identifying the Median Employee, we calculated total compensation for 2017 for this employee using the same methodology used for Mr. Dangel in the Summary Compensation Table.

DIRECTOR COMPENSATION

Since June 2012, the Company has used shares of its common stock as the sole compensation for members of its Board of Directors.  Since 2015, each nonemployee Director is paid an annual retainer of 2,000 shares of Company common stock. The retainer for committee chairs is 1.5 times the regular Director rate and the Board Chair’s retainer is 2.25 times the regular Director rate.  Each nonemployee Director also receives 250 shares for attendance at each Board meeting and each in-person committee meeting on which he or she serves.  No additional compensation is paid for meetings that are held within one day of a Board meeting or for separate meetings of less than four hours duration.  The shares of Company common stock are issued pursuant to the Sun Hydraulics Corporation 2012 Nonemployee Director Fees Plan (the “2012 Directors Plan”).

The Board believes that compensation of Directors entirely in Company common stock with a specified number of shares, rather than calculating the number based upon a stated dollar amount, aligns the interests of Directors with those of the shareholders in the long-term growth and profitability of the Company.  The Compensation Committee reviews the Director compensation program and adjusts compensation periodically so that it remains fair and competitive. As with executive compensation, industry data is used periodically as reference points.  Directors also are reimbursed for their expenses incurred in connection with their attendance at such meetings.  Directors who are employees of the Company do not receive any additional compensation for their service as Directors.

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)(3)	Total ($)
Marc Bertoneche	—	162,205	22,165	184,370
Doug Britt	—	170,418	—	170,418
Allen J. Carlson	—	115,950	—	115,950
Wolfgang H. Dangel (2)	—	—	—	—
David W. Grzelak	—	170,418	—	170,418
Christine L. Koski	—	162,205	—	162,205
Philippe Lemaitre	—	261,346	—	261,346
Alexander Schuetz	—	170,418	18,011	188,429
(1)

The stock awards represent aggregate grant date fair market value, based on the average of the high and low market price as of the date of grant. The common stock was issued during 2017 for retainers and attendance at Board meetings. Please see the Security Ownership of Certain Beneficial Owners and Management for the number of shares beneficially owned by each of the Directors.

(2)

Mr. Dangel was appointed President and CEO of the Company as of April 1, 2016.  Although he remains a member of the Board of Directors, as President and CEO he no longer receives any stock awards or other fees as a Director of the Company.

(3)

We have a travel and reimbursement policy under which we reimburse directors for travel and other expenses incurred in connection with business of the Board, as well as the expenses of a director’s spouse where appropriate. Except as set forth in the “All Other Compensation” column, the cost to the Company for providing these perquisites was less than $10,000 for each Director.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 30, 2017.  Information is included for both equity compensation plans approved by the Company’s shareholders and equity compensation plans not approved by the shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	—	—	1,152,750
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	1,152,750

Equity compensation plans approved by the shareholders include the Employee Stock Purchase Plan, the 2011 Equity Incentive Plan and the 2012 Nonemployee Director Fees Plan.

The number of securities available for future issuance in column (c) were 492,828 shares under the Employee Stock Purchase Plan, 53,481 shares under the Sun Hydraulics Limited Share Incentive Plan, 457,567 shares under the 2011 Equity Incentive Plan, and 148,874 shares under the 2012 Nonemployee Director Fees Plan.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee engaged Grant Thornton to report upon the financial statements of the Company for the years ended December 31, 2016, and December 30, 2017, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016, and December 30, 2017, respectively.  Those audited financial statements are provided in conjunction with the Company’s annual report to shareholders that has been provided to the shareholders along with this Proxy Statement.

Fees

The Company incurred the following fees to Grant Thornton LLP during fiscal years 2017 and 2016.

	2017	2016
Audit Fees:
Grant Thornton (principal auditor)	$1,244,299	$1,060,085
Other Auditors	—	—
Subtotal	1,244,299	1,060,085
Audit Related Fees	189,991	482,200
Tax Fees	—	—
All Other Fees	—	—

Audit Fees were for professional services rendered for the audit of the Company’s consolidated financial statements included in Form 10-K, reviews of the consolidated financial statements included in Forms 10-Q, and statutory audits of the Company’s wholly-owned subsidiaries for the fiscal years 2017 and 2016, respectively.

Audit Related Fees were incurred for due diligence services provided by Grant Thornton’s transaction advisory services group in connection with the Company’s acquisition activity.

The Audit Committee has not adopted any pre-approval policies and approves all engagements with the Company’s auditors prior to the performance of services by them.

A representative from Grant Thornton will be in attendance at the Meeting, will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance.

The Audit Committee has appointed Grant Thornton to report upon the financial statements of the Company for the year ended December 29, 2018, and the effectiveness of the Company’s internal control over financial reporting as of December 29, 2018.  Although the Company is not required to seek shareholder ratification of this appointment by the Company’s Bylaws or otherwise, the Board believes it to be sound corporate governance to do so.  If the shareholders do not ratify this appointment, the Audit Committee will reconsider the appointment and consider that vote in the review of its future selection of accountants, but will not be required to engage a different auditing firm.

The Board of Directors, as a matter of good corporate practice, has elected to seek ratification of Grant Thornton as the independent registered public accounting firm to report upon the financial statements of the Company for the year ended December 29, 2018, and recommends that you vote “FOR” Proposal 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2017 Annual Meeting of Shareholders, as provided in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and as required by Section 14A of the Securities Exchange Act of 1934, as amended, we provided our shareholders the opportunity to advise our Compensation Committee and Board of Directors regarding the compensation of our named executive officers as described in our proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“say on pay”).   Our shareholders also were asked to indicate how frequently we should seek a “say on pay” advisory vote. The shareholders were able to indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. At the 2017 Meeting, 89.95% of shareholders voting or who abstained from voting endorsed our Board’s recommendation that the advisory “say on pay” vote be held every year. Therefore, we are providing our shareholders the opportunity to advise our Compensation Committee and Board of Directors regarding the compensation of our named executive officers as described in this Proxy Statement.

As set forth in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” the goals of our compensation program are to attract, retain, motivate and reward highly qualified leadership personnel and to provide them with attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Rather than basing compensation on a series of specific performance objectives, we encourage initiative, teamwork and innovation, and each executive is enabled to use his or her abilities and particular area of responsibility to strengthen our overall performance. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other manufacturing companies, particularly those of similar size and those in our geographic areas. Our Compensation Committee sets overall compensation at a level it believes to be fair, based upon a subjective analysis of the individual executive’s experience and past and potential contributions to us. Please read the “Compensation Discussion and Analysis” beginning on page 16 for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2017 compensation of our named executive officers.

The advisory “say on pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. We will ask our shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s 2018 Proxy Statement.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, we value the opinions of our shareholders and our Board and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

The Board of Directors recommends that you vote “FOR” Proposal 3, the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

OTHER BUSINESS

Management of the Company does not know of any other business that may be presented at the Meeting.  If any matter not described herein should be presented for shareholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY

PROPOSALS AND NOMINATION OF DIRECTORS BY SHAREHOLDERS

FOR THE 2019 PROXY STATEMENT

AND PRESENTATION AT THE 2019 ANNUAL MEETING

Our Bylaws govern the submission of nominations for Director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting.  Under our Bylaws, if a shareholder, at our 2019 Annual Meeting of Shareholders (“2019 Annual Meeting”), wants to:

(i)nominate a person to stand for election as a Director, the nomination must be received at our principal executive offices no earlier than January 14, 2019, and no later than February 13, 2019.  Therefore, notice to the Company of a shareholder nomination submitted before January 14, 2019, or after February 13, 2019, will be considered untimely and will not be considered at the 2018 Annual Meeting.

(ii)introduce an item of business, the proposal must be received at our principal executive offices no later than December 19, 2018.  Accordingly, notice to the Company of a shareholder proposal received after December 19, 2018, will be considered untimely and will not be considered at the 2019 Annual Meeting.

These advance notice provisions are in addition to, and separate from, the SEC requirements that a shareholder must meet to have a proposal included in our proxy statement and form of proxy for presentation at our annual meetings.  Under SEC Rule 14a-8, if a shareholder wants to nominate a person to stand for election as a Director or introduce an item of business at our 2019 Annual Meeting and have us include such nomination or proposal in our proxy statement and form of proxy for presentation at the 2019 Annual Meeting, the nomination or proposal must be received at our principal executive offices no later than December 19, 2018.

Under our Bylaws, a shareholder must follow certain procedures to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting of Shareholders.  The procedures for nominating a Director are described above in “Independence and Committees of the Board of Directors” under the headings “Governance and Nominating Committee” and “Shareholder recommendations for Nomination as a Director.”

The procedures for introducing an item of business at the 2019 Annual Meeting require providing a written notice of each proposed item of business that must include:

(i)	a brief description of the business desired to be brought before the meeting,
(ii)	the reasons for conducting such business at the meeting,
(iii)	the name and record address of the shareholder proposing such business,
(iv)	the number of shares of stock owned beneficially or of record by the shareholder,
(v)

a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder in such business, and

(vi)	a representation that the shareholder intends to appear in person or by proxy to bring such business before the meeting.

Shareholder proposals and nominations for Director should be submitted in writing to Gregory C. Yadley, Secretary, at 1500 West University Parkway, Sarasota, Florida 34243.  A copy of the Company’s Bylaws will be provided upon request in writing to the Secretary.

By Order of the Board of Directors,

GREGORY C. YADLEY
Secretary

Dated:  April 18, 2018

SUN HYDRAULICS CORPORATION
1500 WEST UNIVERSITY PKWY.
SARASOTA, FL 34243-2290
ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 30, 2018 for shares held directly and by 11:59 P.M. Eastern Time on May 28, 2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 30, 2018 for shares held directly and by 11:59 P.M. Eastern Time on May 28, 2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E44427-P05388 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SUN HYDRAULICS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Wolfgang H. Dangel
02) David W. Grzelak

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of Appointment of Grant Thornton LLP as the Independent Registered Public Accounting Firm of the Corporation.	☐	☐	☐
3. Advisory Vote on Executive Compensation.	☐	☐	☐

NOTE: In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Financial Summary are available at www.proxyvote.com.

E44428-P05388

SUN HYDRAULICS CORPORATION
Annual Meeting of Shareholders
May 31, 2018, 9:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned, having received notice of the Annual Meeting of Shareholders of Sun Hydraulics Corporation to be held at 9:00 a.m., Central Daylight Time, on Thursday, May 31, 2018, hereby designates and appoints Philippe Lemaitre and Christine L. Koski, and each of them with authority to act without the other, as attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.001 per share, of Sun Hydraulics Corporation that the undersigned is entitled to vote at such Meeting or at any adjournment thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and in their discretion on any other business that may properly come before the Meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR the election of each of the Directors listed, and FOR Proposals 2 and 3.**

Continued and to be signed on reverse side